Henry County Bancshares 10-Q

Exhibit 10.3

FIRST AMENDMENT
TO THE
EXECUTIVE SALARY CONTINUATION PLAN
OF
THE FIRST STATE BANK

This First Amendment (the “Amendment”) is entered into this 13th day of May, 2011, by and among The First State Bank, a bank organized and existing under the laws of the State of Georgia (the “Corporation”), Henry County Bancshares, Inc., the Bank’s holding company (the “Holding Company”) and each executive who is a participant in the Plan (the “Executive”) who consents in writing to this Amendment.

The Corporation maintains the Executive Salary Continuation Plan of The First State Bank pursuant to an indenture dated January 1, 1999 (the “Plan”).  Due to the financial condition of the Corporation, the Corporation desires to convert the benefits payable under the Plan to the Executive upon his termination of employment for reasons other than death into units representing the right to receive a share of the Holding Company’s common stock and to provide for the payment of benefits under the Plan upon the Executive’s termination of employment for reasons other than death in shares of the Holding Company’s common stock instead of cash.  This Amendment shall only be effective with respect to each Executive who consents in writing to this Amendment.

NOW, THEREFORE, effective as of December 31, 2010, in consideration of the payments herein provided and of the mutual agreements contained herein, the Bank, the Holding Company, and each Executive who consents in writing to this Amendment agree to amend the Plan as follows:

1.	By adding the following to the end of Section 2.4:

“Notwithstanding the foregoing, no amounts shall be credited to the Executive’s Deferral Account after December 31, 2010 (the ‘Freeze Date’).  The balance in the Executive’s Deferral Account on the Freeze Date shall be converted to a number of units equal to the Executive’s Deferral Account balance on the Freeze Date divided by the Fair Market Value of a share of common stock of Henry County Bancshares, Inc. (the ‘Holding Company’) on the Freeze Date.  Each unit shall represent the right to receive one share of the Holding Company’s common stock on the date of distribution in accordance with Section 3.1, 3.2, or 3.3, as applicable.”

2.	By adding the following new Section 2.9A:

“2.9A           ‘Fair Market Value’ means the fair market value of a share of the Holding Company’s common stock determined by the reasonable application of a reasonable valuation method, where such valuation method is based on the facts, circumstances, and all other available information deemed to be material to the value of the Holding Company as of the valuation date.”

3.	By deleting Subsections 3.1(a) through (d) and the first sentence of the last paragraph of Section 3.1 in their entirety and substituting therefor the following:

“(a)
Ascertain the value of the Executive’s Deferral Account as of the date that the Executive first engages in Competitive Activities by multiplying the number of units in the Executive’s Deferral Account by the Fair Market Value of a share of the Holding Company’s common stock, both determined as of the date that the Executive first engages in Competitive Activities;

(b)
Determine the sum of the value of all payments made to the Executive under this Section 3.1 before the Executive engaged in Competitive Activities, provided that the value of any payments of shares of the Holding Company’s common stock shall be determined by multiplying the number of such shares distributed to the Executive as payment by the Fair Market Value of a share of the Holding Company’s common stock on the date the shares were distributed to the Executive;

(c)	Determine the greater of zero (0); or the amount determined by subtracting the amount determined under Subsection (b) above, from the amount determined under Subsection (a) above;

(d)
Divide the amount determined under Subsection (c) above by the Fair Market Value of a share of the Holding Company’s common stock on the date that the Executive first engages in Competitive Activities; and

(e)	Divide the number determined under Subsection (d) above by one hundred twenty (120).

The Corporation will make a series of payments to the Executive, with each such payment to be equal to the amount determined in Subsection (e) above.”

4.	By deleting Subsections 3.3(a) through (d) and the first sentence of the last paragraph of Section 3.3 in their entirety and substituting therefor the following:

“(a)
Ascertain the value of the Executive’s Deferral Account as of the date that the Executive first engages in Competitive Activities by multiplying the number of units in the Executive’s Deferral Account by the Fair Market Value of a share of the Holding Company’s common stock, both determined as of the date that the Executive first engages in Competitive Activities;

(b)
Determine the sum of the value of all payments made to the Executive under this Section 3.3 before the Executive engaged in Competitive Activities, provided that the value of any payments of shares of the Holding Company’s common stock shall be determined by multiplying the number of such shares distributed to the Executive as payment by the Fair Market Value of a share of the Holding Company’s common stock on the date the shares were distributed to the Executive;

(c)	Determine the greater of zero (0); or the amount determined by subtracting the amount determined under Subsection (b) above, from the amount determined under Subsection (a) above;

(d)
Divide the amount determined under Subsection (c) above by the Fair Market Value of a share of the Holding Company’s common stock on the date that the Executive first engages in Competitive Activities; and

(e)	Divide the number determined under Subsection (d) above by one hundred twenty (120).

The Corporation will make a series of payments to the Executive, with each such payment to be equal to the amount determined in Subsection (e) above.”

5.	By adding the following new Sections 3.7 and 3.8:

“3.7           Notwithstanding any other provision of the Plan to the contrary, payments of benefits to the Executive pursuant to Section 3.1 or 3.3, as applicable, of the Plan shall be in the form of shares of the Holding Company’s common stock, and the terms of the Plan shall be interpreted consistent with this Section 3.7; provided, however, that if the Company is required to obtain any regulatory approval prior to issuing any shares of the Company’s common stock pursuant to the Plan and payment without such approval would result in a violation of any Federal securities laws or other applicable laws, no shares of the Holding Company’s common stock shall be issued pursuant to the Plan until such regulatory approval is obtained and the Holding Company reasonably believes that the payment of such shares would not cause such a violation of applicable law.  In such event the Holding Company shall be obligated to seek such regulatory approval within a reasonable time period so that payment may be made at the earliest date on which such payment would not cause a violation of such Federal securities laws or other applicable laws.

3.8           The Plan shall be interpreted and administered with the intent that it complies with all applicable requirements of Code Section 409A.”

6.	By deleting Section 9.1 in its entirety and substituting therefor the following:

“9.1           The Holding Company hereby guarantees, and agrees to become fully liable for, any and all payments due under this Plan to the Executive or his Beneficiary, and shall issue shares of its common stock in satisfaction of the Corporation’s and the Holding Company’s obligation to pay benefits pursuant to this Plan under Section 3.1 or 3.3, as applicable.”

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

THE FIRST STATE BANK:

By:	/s/ G. R. Foster, III
Title:	Chairman

HENRY COUNTY BANCSHARES, INC.:

By:	/s/ G. R. Foster, III
Title:	Chairman

EXECUTIVE:

/s/ David H. Gill